Exhibit 10.11

AMENDED & RESTATED
LEASE AGREEMENT

LESSOR:	CSS I LLC ("Lessor")

LESSEE:	Nature's Remedy of Massachusetts ("Lessee")

BUILDING:	310 Kenneth Welch Drive, Lakeville, MA 02347
("Building" or "Property")

PREMISES:	Units 1,2,3, 5 (portion) and 6 of the CSS Commercial Condominium, consisting of 79,500 ± rentable square feet, more or less of the Building, as depicted on attached Plan marked as Exhibit A

TABLE OF CONTENTS

Article 1	-	Premises--Term of Lease
Article 2	-	Rent
Article 3	-	Utility Services
Article 4	-	Insurance
Article 5	-	Use of Premises
Article 6	-	Compliance with Legal Requirements
Article 7	-	Renovation, Condition, Repairs and Maintenance Premises
Article 8	-	Alterations and Additions
Article 9	-	Discharge of Liens
Article 10	-	Subordination
Article 11	-	Fire, Casualty and Eminent Domain
Article 12	-	Indemnification
Article 13	-	Mortgages, Assignments and Subleases by Lessee
Article 14	-	Default
Article 15	-	Lessor's-Remedies
Article 16	-	Quiet Enjoyment
Article 17	-	Surrender
Article 21	-	Options
Article 22	-	Grant Of Security Interest
Article 23	-	Security Deposit
Article 24	-	Operating Expenses
Article 25	-	Relocation of Lessee
Article 26	-	Construction
Article 27	-	Lease Subordinate
Article 18	-	Notices - Service of Process
Article 19	-	Separability of Provisions
Article 20	-	Miscellaneous

LEASE AGREEMENT

LEASE AGREEMENT between CSS I LLC a Massachusetts-corporation having a usual place of business at 310 Kenneth Welch Drive, Lakeville, MA 02347 (hereinafter called "Lessor"), and VALIANT ENTERPRISES, LLC a Massachusetts limited liability company with an address of 110 Turnpike Road, Suite 114, Westborough, MA O158l (hereinafter called "Lessee"). This Lease Agreement is also referred to as "the Lease," and hereby supersedes, modifies and replaces the Lease and all addenda originally dated by Lessor (including Synergic Hydroculture Management as the Lessor, a party in interest prior to the stated Lessor) and Lessee on January 26, 2018-, as- well as-any other Addenda; modifications- or agreements between the Lessor (including Synergic Hydroculture Management, LLC) and Lessee. For good and valuable consideration received, the Lessor and Lessee hereby agree to this Lease as follows.

ARTICLE 1

Premises - Term of Lease- Lessor's Work

Section 1.01. Upon and subject to the conditions and-limitations-hereinafter set forth, Lessor does hereby lease and demise unto Lessee and Lessee does hereby lease from Lessor at 310 Kenneth Welch Drive, Lakeville, Massachusetts (the "Building") the approximately 79,500 rentable square feet of space shown on Exhibit A, hereto located at the Building and (the "Premises"). The Premises are identified as Units 1,2,3, 5 (portion) and 6 of the CSS Commercial Condominium. The Premises shall include at no additional cost Fifty (50) parking spaces dedicated to the Lessee adjacent to the Building, plus all the circle drive located in the front of the facility. Six-(6) spots across from 308-Kenneth Welch Drive, which will be marked by lessor are excluded and held by lessor as well as two (2) marked spots for access to generator room.

Lessee shall have the right to use, and permit its invitees to use, in common with other tenants and invitees, the exterior parking areas, walkways and driveways, and other common spaces necessary to access the Premises (the "Common Areas").

Section 1.02. The original term (the "Original Term") of this Lease shall be for 10 years and commence on.

Section 1.03. Lessee's Rent Commencement Date (as hereinafter defined) "Rent Commencement Date" obligation to pay Base Rent and Additional Rent shall commence on the dates provided in Exhibit C with payments as determined in Section 2.01. The expiration date of this-Lease shall be December 31, 2028-with two (2) additional five (5) year options to be exercised at the sole discretion of Lessee.

THIS LEASE IS MADE UPON THE FOLLOWING COVENANTS, AGREEMENTS, TERMS, PROVISIONS, CONDITIONS AND LIMITATIONS, ALL OF WHICH LESSEE AND LESSOR COVENANTS AND AGREES TO PERFORM AND COMPLY WITH:

ARTICLE 2

Rent

Section 2.01. The Lessee covenants and agrees to pay to Lessor minimum rent ("Base Rent") for said Premises in accordance with Exhibit C

As used herein, the term "Lease Year" shall mean each consecutive twelve (12) month period, beginning on the Rent Commencement Date (the "Rent Commencement Date") of May 1, 2020.

The Base Rent shall increase during the term on each anniversary of the Rent Commencement Date by 2%, beginning on January 1, 2021 ("Annual Escalator").

Lessor and Lessee expressly agree that the Base Rent is inclusive of all real estate taxes and other municipal or public assessments, except those relating to Lessee's furniture, fixtures & equipment, and leasehold improvements paid by Lessee; and also including maintenance, repair, and any and all upgrade costs for the septic system that may be needed now or in the future. Specifically excluded are changes required due to the alteration of lessee's operation such as increases in personal above 200 employees or changes in operational discharge above 8,000 gallons per day. Also, specifically excluded are changes mandated by outside agencies such as state and local regulatory bodies due to the nature of lessee's operation.

Rent for any partial month shall he prorated and paid on the first of that month. AH monthly payments are due and payable in advance on the first day of each calendar month, without demand, deduction, counterclaim or setoff, except as specifically provided herein.

Section 2.02. In addition to Base Rent the Lessee shall pay additional rent ("Additional Rent") to the Lessor which Additional Rent shall mean the total metered Utility Cost, or those costs or fees expressly identified in this Lease as Additional Rent. Any Additional Rent shall be payable by Lessee to Lessor on the first of the month.

Section 2.03. All references herein to "Rent" or "rent" shall mean Base Rent and Additional Rent. All payments of Base Rent and Additional Rent shall be made to the Lessor at, CSS I LLC, 310 Kenneth Welch Drive, Lakeville, MA 02347, Attn: Thomas Parenteau, or as may be otherwise directed by the Lessor in writing.

ARTICLE 3-

Utility Services; Security; Additional Rent

Section 3.01. As of the Target Delivery Date, electricity, water and gas shall be available to the Premises. As of the Rent Commencement Date, Lessor shall provide electric, hot and cold potable water, gas, heating, ventilation and air conditioning, dehumidification, septic/sewer, including those services set forth on Exhibit D which shall be installed, serviced and maintained by lessor in accordance with the provided specifications (the "Required Service Levels").

Notwithstanding anything to the contrary contained in this Lease, in the event there is a failure of any of the Required Service Levels, Lessor shall take all steps necessary to rectify on an expedited basis such failure and shall in any event respond no later than 1 (1) hour after notification from Lessee to Lessor of such failure. Any upgrades done by Lessee to such systems after the Rent Commencement Date shall be done in accordance with this Lease and all applicable State and City laws and will not cause an increase in Lessor's insurance premiums (unless Lessee agrees to pay such increase).

The estimate of the gas and electric utility costs in connection with Lessee's use of electricity and gas in the Premises is attached hereto as Exhibit E (the "Utility Cost Estimation"). The Lessor shall install, simultaneously with the performance of Lessor's Work, separate electric and gas utility meters for the Premises.

In the event that Lessee requires additional-electrical capacity, upon Lessor's consent to expand the electrical capacity of the Premises, which consent shall not be unreasonably withheld, conditioned or delayed, Lessor shall provide and install additional risers required to supply Lessee's electrical requirements and all other equipment necessary in connection therewith and the cost thereof shall be paid by Lessee within thirty (30) days after being billed therefor.

Section 3.02. Lessor shall keep in good repair and provide all maintenance, repair and services to the Common Areas and for the Building systems serving the Premises (exclusive of any portion of such systems exclusively serving any particular premises) including, parking lot maintenance and repair (e.g. snowplowing, sweeping, striping, etc.) exterior lighting, roof, and other similar contract services.

Section 3.03. Lessee shall have the right to install a security system serving the Premises and to the extent required by applicable State and City laws shall install the same. The installation and maintenance thereof shall be paid for solely by the Lessee.

Section 3.04. Lessor shall provide to Lessee, at additional cost, shafts, conduits and risers in the Building as may be required by Lessee for its equipment and operations in the Premises, including for any connections from the entry point into the Building of telecommunication systems to the Premises.

ARTICLE 4

Insurance

Section 4.01. The Lessee shall maintain with respect to the Premises, Commercial General Liability insurance in the amount of at least $1,000,000.00 combined single limit, bodily injury and property damage per occurrence; $2,000,000.00 annual aggregate with a deductible of no more than $5,000.00, with companies having Best Insurance Guide Rating of A- or better, qualified to do business in Massachusetts and in good standing therein, insuring the Lessor and its mortgagee as an additional insured and Lessee as the named insured against injury to persons or damage to-property. The Lessee shall also maintain property insurance on Lessee's equipment and personal property. The Lessee shall deposit with the Lessor certificates of such insurance at or prior to the Rent Commencement Date, and thereafter, at least ten (10) days prior to the expiration of any such policies. All such insurance certificates shall provide that such policy shall not be canceled or modified without the insurer endeavoring to give at least twenty (20) days prior written notice to each insured named therein and that Lessor and its mortgagee shall each be named as an additional insured.

Section 4.02. The Lessor shall maintain Commercial General Liability insurance in the amount of at least $1,000,000.00 combined single limit, bodily injury and property damage per occurrence; $2,000 000.00 annual aggregate covering the Building, including the land and buildings of which the Premises are a part. Lessor shall maintain property insurance on the Building (including the Premises, Lessor's Work and any alterations by Lessee), in the amount of its full replacement value thereof.

Section 4.03. Notwithstanding anything in this Lease to the contrary, Lessor and Lessee agree that their property insurance policies shall contain waiver of subrogation provisions. Each of Lessor and Lessee, on behalf of itself and its insurers, hereby, waives all rights of subrogation and recovery against the other with respect to any damage to property to the extent covered or required to be covered by property insurance maintained by the waiving party.

ARTICLE 5

Use of Premises

Section 5.01. Use. Lessee shall be permitted to use the Premises- solely for the cultivation, processing and sale of marijuana and marijuana products in its operations of a Registered Marijuana Dispensary, and operations reasonably accessory thereto, ("RMD") in strict compliance with the Massachusetts Act for the Humanitarian Medical Use of Marijuana, Ch. 369 of the Acts of 2012 and with the Regulations promulgated by the Commonwealth of Massachusetts Department of Public Health ("MDPH") thereunder at 105 CMR 725.000 et seq. and any State and City laws in effect relating to RMDs, including, without limitation, such statutes and regulations as are enacted or promulgated in accordance with the law approved by initiative petition on November 8, 2016: Question 4: Legalization, Regulation, and Taxation of Marijuana, as the same may from time to time be amended (collectively, the "Massachusetts Marijuana Law"), and ancillary and auxiliary uses directly related thereto (the "Permitted Use"). Permitted Use shall also include uses and operations accessory to a Marijuana Establishment, as defined, allowed and regulated under 935 CMR 500, 501, and 502: Adult Use Marijuana, Medical Use Marijuana, and Co-Located Adult and Medical Use Marijuana, or legislation, statutes, and regulations succeeding those statutes. Lessee shall have access to-the Premises twenty four (24) hours per day, seven (7) days per week.

Lessee shall be solely and exclusively responsible to using good faith obtain all necessary licenses, registrations, certifications, permits, and approvals from the Commonwealth of Massachusetts (the "State"), the MDPH, the Cannabis Control Commission, and the Town of Lakeville (the "City") at its sole cost and expense for the operation of the RMD and the cultivation and processing activities at the Premises (the foregoing licenses, registrations, certifications, permits, and approvals, hereinafter referred to as the "Lessee's Required Approvals"). Lessee shall not conduct its business in the Premises or in the Building other than in strict compliance with all applicable State and City laws, including the Massachusetts Marijuana Law.

Section 5.02. Lessee will not make or permit any occupancy or use of any part of the Premises for any noxious or unlawful occupation, trade, business or purpose or any occupancy or use thereof which is contrary to any applicable State and City law, by-law, ordinance, rule, permit or license, and will not cause, maintain or permit any nuisance in, at or on the Premises. The Lessee hereby agrees not to maintain or permit noises, odors, operating methods, or conditions of uncleanliness of the Premises or any appurtenance thereto which are reason-ably objectionable to Lessor or neighbors of the Premises. No hazardous substances shall be brought, kept or maintained on the Premises except in compliance with applicable Environmental Laws. No hazardous substances in violation of Environmental Laws shall be stored or discharged on the Premises, excluding marijuana waste, which shall be handled, stored and disposed of in compliance with all applicable State and City laws, including the Massachusetts Marijuana Law. Lessee shall handle and store all supplies, chemicals and plants in accordance with all applicable RMD practices-. Les-see's use of the Premises- for the Permitted Us-e and as- contemplated under this Lease shall not be deemed objectionable or in violation of any of the foregoing.

Section 5.03. Lessee and Lessor shall indemnify, defend with counsel reasonably acceptable to the other party and hold harmless the other and the other's directors and partners, harmless from and against any and all actual, reasonable and out of cost liability, loss, suits, claims, actions, causes of action, proceedings, demands, costs, penalties, damages, fines and expenses-, including, without limitation, reasonable attorneys' fees, consultants' fees, laboratory fees and cleanup costs, and the costs and expenses of investigating and defending any claims or proceedings, resulting from (i) the presence of Hazardous Materials on the Premises or the Building caused by Lessee or Lessor, as applicable, or the generation, storage, treatment, handling, transportation, disposal or release by Lessee or Lessor, as applicable, of any Hazardous Materials on the Premises or the Building in violation of any applicable Environmental Laws regarding Hazardous Materials. This hold harmless and indemnity shall survive for two (2) years from the expiration or earlier termination of the -term of this Lease. "Hazardous Materials" shall mean any biologically or chemically active or other toxic or hazardous wastes, pollutants or substances, including, without limitation, asbestos, PCBs, petroleum products and by-products, substances defined or listed as "hazardous substances" or "toxic substances" or similarly identified in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., and as hazardous wastes under the Resource Conservation and Recovery Act, 42 U.S.C. § 6010, et seq., any chemical substance or mixture regulated under the Toxic Substance Control Aet of 1976, as- amended, 15 U.S.C. § 2601, et seq., any "toxic pollutant" under the Clean Water Act, 33 U.S.C. § 466 et seq., as amended, any hazardous air pollutant under the Clean Air Act, 42 U.S.C. § 7401 et seq., hazardous materials identified in or pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, et seq. ("Environmental Laws"). Hazardous Materials for purposes of this Lease shall expressly exclude any marijuana and related cultivation substances or materials permitted under the Massachusetts Marijuana Law.

Section 5.04. Lessor shall promptly remediate at its sole cost and expense and in accordance with applicable laws, any asbestos-containing materials ("ACM") or Hazardous Materials existing in the Premises or discovered in the Premises during the performance of Lessor's Work, Lessee's Work or at any other time discovered in the Premises during the term, so long as such ACM or Hazardous Materials was not introduced by Lessee. Any such work of removal, remediation and abatement shall be conducted in such manner as to minimize interference with the conduct of Lessee's business in the Premises and during any such period of remediation hereunder, Rent shall abate for each day that Lessee is (x) unable to use the Premises or any portion thereof for the normal conduct of its business or (y) delayed in the performance of Lessee's work or occupancy of the Premises.

Section 5.05. No sign, antenna or other structure or thing, shall be erected or placed on the Premises or any part of the exterior of any building or on the land comprising the Premises or erected by Lessee without Lessee first securing licenses and permits required therefor. All signs shall be in compliance with all applicable municipal regulations and professionally prepared, installed, maintained and repaired by Lessee at its sole cost and expense and shall be sightly and consistent with and only advertise the business conducted at the Premises. Lessee shall have the right to have signs which do not exceed current signage at the Building; the location of such signage shall be on the main signage monument for the Building, any directional signage locations and the entrance way and entrance doors of the Premises, and otherwise in locations to be mutually agreed between Lessor and Lessee.

Section 5.06. Lessee will not cause or permit any waste, overloading, stripping, damage, disfigurement or injury of or to the Premises or the Premises or any part thereof

ARTICLE 6

Compliance with Legal Requirements

Section 6.01. Throughout the term of this Lease, Lessee, at its sole cost and expense, will promptly comply with all requirements of all applicable State and City laws related specifically to Lessee's specific use and occupation of the Premises or with respect to any modifications or renovation to the Premises performed by Lessee and not to the Premises- generally, including but not limited to the Massachusetts Marijuana Law and the Americans with Disability Act, and will procure and maintain all Lessee's Required Approvals for the lawful and proper operation, use and maintenance of the Premises or any part thereof      Lessee shall in each and every event and instance, at its sole cost and expense, be responsible for compliance with all codes and regulations with respect or relating to Lessee's specific use of the Premises, including, without limitation, those occasioned by work performed by, for or with consent of Lessor at the Premises, provided however Lessee shall not be responsible to make structural changes to the Building or the Premises or make alterations to the systems serving the Premises (excluding any structural changes or systems alterations which may be required after the Rent Commencement Date and only to the extent necessitated by alterations to the Premises performed by Lessee). However, in no case shall Lessee be responsible for the cost of work that is performed by Lessor to comply with the terms of the lease. Lessor agrees to reasonably cooperate with Lessee, at no cost to Lessor unless otherwise provided in this Lease, in any necessary applications for any licenses, permits, variances-, approvals and consents from any federal·, state or local institution or governmental or regulatory agency or in obtaining any preferred pricing in respect of services or utilities in connection with Lessee's use and occupancy of the Premises, the Permitted Use, Lessee's Work, and any Lessee alterations.

Section 6.02. Lessee shall promptly notify the Lessor in writing of any written notice of a violation by Lessee of the Massachusetts Marijuana Law which Lessee receives from the MDPH.

Section 6.03. Lessee, at Lessee's sole cost and expense and after notice to Lessor, may contest, by appropriate proceedings prosecuted diligently and in good faith, the legality or applicability of any laws- affecting the Premises.

ARTICLE 7

Renovation, Condition, Repairs and Maintenance Premises

Section 7.01. After completion of the Lessor's Work, Lessee shall, at its sole cost and expense, complete any and all work required of it to place and maintain the Premises as a reputable facility consistent with the operations of the Building. Lessee acknowledges that except as specifically set out in the Lessor's Work and as called for below or expressly provided in this Lease, Lessor has not agreed to perform any work with respect to the fit-up, fixturing, improving, equipping or furnishing the Premises.

Section 7.02. Throughout the term of this Lease, the Lessee agrees to maintain all portions of the Premises including the Lessor's Work in the same condition as they are in on the Rent Commencement Date or as- they may he put in during the term of this Lease, reasonable wear and tear and damage by fire or other insured casualty only excepted, and whenever necessary, to replace bulbs and ballasts in lighting fixtures. Lessee shall maintain, in good condition, all improvements and alterations made by it as well as the Lessor's Work. Lessee shall make all repairs, alterations, additions or replacements to the Premises required by any applicable State and City law or ordinance, or other rule or regulation each if and to the extent required under Article 6 above, and shall keep the Premises equipped with all safety appliances and equipment required by such rule, regulation or la:\iv.

Section 7.03. Lessee shall not dump, flush or in any way introduce any hazardous substances or any other toxic substances into the septic, sewage or other waste disposal system serving the Premises in violation of applicable law.

Section 7.04. Subject to Section 7.08, Lessor, or prospective lenders of Lessor, at reasonable times and on reasonable prior written notice of not less than seventy-two (72) hours, shall be permitted to enter upon the Premises-, accompanied by a representative of Lessee, to examine the condition thereof, to make repairs, alterations and additions as necessary, provided however, that any such repairs, alterations and additions shall not in any way modify the configuration or dimensions of the Premises or increase Lessee's obligations or decrease Lessee's rights under this Lease.

Section 7.05. Subject to Section 7.08, Lessor shall operate, maintain, repair, manage and clean all interior and exterior Common Areas (but specifically excluding any area designated by Lessee as limited access area of the RMD) and maintain and repair the Property and the Building and all structural and non-structural components thereof (including, without limitation, the foundation, roof, roof covering, structural floors, joists, interior load bearing walls, exterior walls of the Building) and all Building systems including mechanical, electrical, plumbing components of the Building (not exclusively serving any tenants) in a manner consistent with first class commercial facility in compliance with all applicable laws. Without limiting the foregoing, Lessor shall maintain and keep clean all parking areas, remove snow therefrom with reasonable dispatch when required, provide adequate lighting and drainage for the parking areas during normal business hours, and maintain all landscaping in a neat and orderly condition.

Lessee shall at its cost and expense repair any damage caused to the Premises by it or its licensees, invitees, guests, agents or employees or anyone acting by, through or under Lessee.

Section 7.06. Notwithstanding anything to the contrary contained in this Lease, if Lessee is unable to use the Premises or any portion thereof for the normal conduct of its business for a period in excess of three (3) business days (and with written notice of such interruption to Lessor) as a result of any interruption in services or access- or repairs permitted, or required, to be performed by Lessor under this Lease, or, in the case of a failure of any of the Required Service Levels, forty-eight (48) hours (and with written notice of such interruption to Lessor), then, unless required as a result of Force Majeure (as hereinafter defined), there shall be an abatement of Rent commencing on such third day, or second (2nd) day, as applicable, until Lessee is again able to use the Premises or portion thereof for the normal conduct of its business or such Service Level Requirement is restored.

Section 7.07. Notwithstanding anything to the contrary contained in this Lease, and in addition to the other rights and remedies of Lessee set forth herein, in the event that Lessor defaults in any of its obligations under this Lease after thirty (30) days (or twenty-four (24) hours in connection with Required Service Levels) written notice thereof, Lessee shall have the right, at its election, to take such actions as are reasonably necessary to prevent or mitigate damages or injury to persons or property arising out of the need for repairs or maintenance of the Premises or the need to maintain the Required Service Levels, at the cost and expense of Lessor. Lessor shall reimburse Lessee for any such costs and expenses that it incurs in taking such actions, together with interest thereon at the Lease Interest Rate (as hereinafter defined) from the date such costs and expenses were incurred, within thirty (30) days after receipt of a statement therefor. In the event Lessor fails to reimburse Lessee within such thirty (30) days, Lessee shall have the right to automatically deduct such amount from the immediately succeeding installments of Base Rent.

Section 7.08-. Notwithstanding anything to the contrary .contained in this Lease, access to the Premises by any persons other than Lessee and its agents and representatives shall not be permitted unless (a) all such persons accessing the Premises is escorted by a Lessee's authorized dispensary agent and be issued a visitor identification badge, (b) all such access is done in a manner that does not interfere with Lessee's operations, (c) all such access shall be subject to the security and safety rules and procedures of Lessee, and (d) all such access shall be pursuant to the Massachusetts Marijuana Law or as specifically directed in each case by the Massachusetts Department of Public Health (the "Access Protocol").

ARTICLE 8

Alterations and Additions

Section 8.01. The Lessee shall not make any structural or exterior alterations or additions to the Premises without first obtaining the written consent of Lessor on each occasion which consent which shall not be unreasonably withheld, delayed or conditioned. It shall not be reasonable for Lessor to, among other things, withhold consent to alterations below in this Section 8.01 if Lessee agrees, at Lessee's cost, to remove such alterations upon the termination of this Lease. Wherever consent is required, it shall include approval of plans and reasonable approval of contractors. Lessor shall respond to Lessee within five (5) days of any request for consent. In the event Lessor fails to timely respond to Lessee's request for consent, approval of plans and specifications or other related request, or any resubmission of any of the foregoing, then Lessor's consent shall be deemed approved with respect to the work, alteration or improvement for which Lessee had sought approval. Lessee may make interior non-structural changes for its Permitted Use as it may deem necessary without Lessor consent provided all such allowed alterations shall be made at Lessee's expense, in compliance with all applicable State and City laws, and shall be in quality at least equal to the present construction. Notwithstanding anything to the contrary contained in this Section 8.01 or this Lease, the Lessee shall have the right at any time during the term of this Lease without Lessor's consent to make alterations and perform work on or about the Premises, the Building and the Property, including, without limitation, the installation of security, electrical, plumbing, HVAC, waste disposal and lighting systems, necessary to comply with all applicable State and City laws including the Marijuana Law and to maintain Lessee's business operations in the Premises for the Permitted Use. Upon termination of this Lease, such alterations or additions shall remain at the Premises unless Lessee elects, at Lessee's sole cost and expense, with minimal disturbance to the Premises, to remove all or any part thereof, and any and all damage caused by such installation and/or removal shall be repaired to the condition existing prior to such installation (reasonable wear and tear excepted), at Lessee's sole cost and expense. Notwithstanding the preceding sentence, Lessee shall be required at the termination of the Lease for any reason to remove all its property, additions or alterations within ten (10) days of its receipt of Lessor's notice for it to do so.

ARTICLE 9

Discharge of Liens

Section 9.01. Lessee will not create or permit to be created or to remain, and will within forty-five (45) days after written notice thereof discharge or bond over, at its sole cost and expense any lien, encumbrance or charge (on account of any mechanic's, laborer's, materialmen' s or vendor's lien, or any mortgage, or otherwise) made or suffered by Lessee which become a lien, encumbrance or charge upon the Premises or any part thereof upon Lessee's leasehold interest therein, having any priority or preference over or ranking on a parity with the estate, rights and interest of Lessor in the Premises or any part thereof, or the rents, issues, income or profits accruing to Lessor therefrom.

ARTICLE 10

Subordination

Section 10.01.

.(a}	If any holder of a mortgage or holder of a ground lease of property which includes the Premises and executed and recorded subsequent to the date of this Lease, shall so elect, the interest of the Lessee hereunder shall be subordinate to the rights of such holder, provided that as a condition of such subordination, such holder provides a commercially reasonably non-disturbance agreement reasonably acceptable to Lessee in which such holder shall agree to recognize in writing all of the terms and conditions of the Lease, subject to the provisions of this Article 10, Lessee shall, as part of said non-disturbance agreement execute a commercially reasonable attornment agreement reasonably acceptable to Lessee; or

(b)	If any holder of a mortgage or holder of a ground lease of property which includes the Premises shall so elect, this Lease, and the rights of the Lessee hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed and delivered, and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage.

Any election as to Subsection (b) above shall become effective upon either notice from such holder to the Lessee in the same fashion as notices from the Lessor to the Lessee are to be given hereunder or by the recording in the appropriate registry or recorder's office of an instrument, in which such holder subordinates its rights under such mortgage or ground lease to this Lease.

Lessor shall as a condition precedent to this Lease and within thirty (30) days after the receipt of Lessee's Required Approvals deliver to Lessee a commercially reasonable attornment and non-disturbance agreement reasonably acceptable to Lessee from the holder of each existing mortgage or ground lease in favor of Lessee, in which such holder shall agree to recognize in writing all of the terms and conditions of the Lease, subject to the provisions of this Article 10. Notwithstanding the foregoing, Lessor shall have an additional ten (10) days to deliver to Lessee the foregoing attornment and non-disturbance agreements provided that Lessor shall have notified Lessee in writing requesting such extension on or prior to such thirtieth (30th) day after the receipt of Lessee's Required Approvals.

Any non-disturbance agreement given pursuant to this Article shall provide that in the event any holder shall succeed to the interest of Lessor, the Lessee shall, and does hereby agree to attorn to such holder and to recognize such holder as its Lessor and such holder shall be subject to all of the terms and provisions of this Lease, provided that the holder shall not be: (i) liable in any way to the Lessee for any act or omission, neglect or default on the part of Lessor under this Lease except to the extent the same constitutes an ongoing default under the Lease; (ii) responsible for any monies owing by or on deposit with Lessor to the credit of Lessee unless received by the holder; (iii) subject to any counterclaim or setoff which theretofore accrued to Lessee against Lessor; -(iv) hound by any modification of this Lease subsequent to such mortgage or by any previous prepayment of regularly scheduled monthly installments of fixed rent for more than one (1) month, which was not approved in writing by the holder; (v) liable to the Lessee beyond the holder's interest in the Premises and the rents, income, receipts, revenues, issues and profits issuing from such Premises; or (vi) responsible for the performance of any work to be done by the Lessor under this Lease to render the Premises ready for occupancy by the Lessee other than Lessor's Work; or (vii) liable for any portion of a security deposit not actually received by the holder. Lessee shall provide Lessor's lender (to the extent such notice party and contact is provided in advance to Lessee in writing) with any notice of default or other notice of Lessor's failure to perform its obligations and duties under this Lease at the same time that such notice is given by Lessee to Lessor.

(c)	No agreement to make or accept any surrender, termination or cancellation of this Lease or exercise an extension or option right (except as expressly set forth in this Lease) and no agreement to modify so as to reduce the rent, reduce the term, or otherwise materially change the rights of the Lessor under this Lease, or to relieve the Lessee of any obligations or liability under this Lease, shall be valid unless consented to in writing by the Lessor's mortgagees or ground lessors of record, if any.

(d)	The Lessee agrees on request of the Lessor to execute and deliver from time to time any agreement to the extent reasonably acceptable to Lessee, in recordable form, which may reasonably be deemed necessary to implement the provisions of this Section 10.01.

Section 10.02. Lessee and Lessor agrees to furnish to the other, within fifteen (15) business days after request therefor from time to time, a written statement setting forth the following information:

(i)	The then remaining term of this Lease;

(ii)	The applicable rent then being paid, including all Base Rent and Additional Rent based upon the Additional Rent most recently established;

(iii)	That the Lease is current and not in default or specifying any default;

(iv)	That the Lessee or Lessor, as applicable, has no current claims for offsets against the other, or specifically listing any such claims;

(v)	The date through which rent has then been paid;

(vi)	That no Federal or State enforcement action has been brought against Lessee or its use of the Premises;

(vii)	Such other information relevant to the Lease as Lessor or Lessee may reasonably request; and

(viii)	A statement that any prospective mortgage lender and/or purchaser may rely on all such information.

Section 10.03. After receiving notice from any person, firm Of other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with the Lessor, as ground lessee, which includes the Premises as a part of the mortgaged premises, no notice from the Lessee to the Lessor shall be effective unless and until a copy of the same is given in the same manner as required for notice in this Lease to such holder or ground lessor, and the curing of any of the Lessor's defaults by such holder or ground lessor shall be treated as performance by the Lessor. Accordingly, no act or failure to act on the part of the Lessor which would entitle the Lessee under the terms of this Lease, or by law, to terminate this Lease, shall result in a termination of this Lease unless: (i) the Lessee shall have first given written notice of the Lessor's act or failure to act on the part of the Lessor which could or would give basis for the Lessee's rights; and (ii) such holder or ground lessor, after receipt of such notice, has failed or refused to correct or cure the condition complained of within the cure period allowed the Lessor.

S-ection-10.04-. With reference to any assignment by the Lessor of the Lessor's interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or a ground lessor on property which includes the Premises, the Lessee agrees:

(a)	That the execution thereof by the Lessor, and the acceptance thereof by the holder of such mortgage or ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of the Lessor hereunder, unless such holder or ground lessor shall, by notice sent to the Lessee, specifically make such election or take possession of such property; and

(b)	That, except as aforesaid, such holder or ground lessor shall be treated as having assumed the Lessor's obligations hereunder only upon foreclosure of such holder's mortgage or the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of the Lessor's position hereunder by such ground lessor.

ARTICLE 11

Fire, Casualty and Eminent Domain

Section l 1.01. Should a substantial portion of the Premises be damaged by fire or other casualty, or be taken by eminent domain, the Lessor or Lessee may elect to terminate this Lease unless Lessee is leasing all of the Building. When fire or other unavoidable casualty Of taking renders the Premises substantially unsuitable for its intended use, the Lessee may further elect to terminate this Lease if:

(a)	The Lessor fails to give written notice within sixty (60) days after such casualty of its intention to restore the Premises and Common Areas (but only if the damage to the Common Area has a material adverse impact upon the Lessee's use of the Premises) or provide alternate access, if access has been taken or destroyed; or

(b)	If Lessor gives notice of its intention to restore (or if Lessor is required to so restore without giving such notice) and the Lessor fails to restore the Premises to a condition substantially similar to the condition prior to such fire or other casualty (or with respect to a taking, the remaining portion of the Premises), or fails to provide alternate access within one hundred eighty (180) days of such fire or other unavoidable casualty (or within one hundred twenty (120) days in the case of partial damage), or taking: provided, however, that in the event Lessor has diligently commenced repairs to the damaged property and such repair takes more than one hundred eighty (180) days (or one hundred twenty (120) days in the case of partial damage) to complete due.to causes beyond Lessor's- reasonable .control, Lessor shall have the right to complete such repairs within a reasonable time period thereafter (the "Additional Time") but in no event shall such Additional Time be longer than the shorter of: (i) thirty (30) additional days; or (ii) the length of such delays beyond Lessor's reasonable control; or

(c)	there are less than two years remaining in the Lease.

In addition, the provisions of clause (b) shall apply if a material portion of the Premises is damaged by fire or other casualty, or be taken by eminent domain, and such fire, casualty or taking has a material adverse impact on Lessee's use of the Premises.

If this Lease is not terminated as set forth above in this Article 11 (either by election or because there is no right to so terminate), Lessor shall diligently restore the Premises and all Common Areas and surrounding property to a condition substantially similar to the condition prior to-such fire or other casualty or taking. This-paragraph shall not serve to-reduce the.one hundred twenty (120) and one hundred eighty (180) day periods set forth herein.

When fire or other unavoidable casualty or taking renders the any portion of the Premises, parking, or access to either, substantially unsuitable for its intended use, a just and proportionate abatement of Rent shall be made. For purposes of this Section, a taking or damage shall be substantial if it shall affect more than fifty percent (50%) of the Premises, any equipment or any Building sys-terns serving the Premises which are critical-to Lessee's cultivation and operations, or is reasonably estimated to take more than one hundred eighty (180) days to restore to the condition as set forth in this Article.

The Lessor reserves, and the Lessee grants to the Lessor, all rights which the Lessee may have for damages or injury to the Premises for any taking by eminent domain, except for damages specifically awarded on account of the Lessee's fixtures, property or equipment or the unamortized value of any improvements paid for by Lessee and except for moving expenses.

ARTICLE 12

Indemnification

Section 12.01. Subject to the provisions of Section 4.04 above and 12.02 below, Lessee shall protect, indemnify and save harmless Lessor, its managing agent and any mortgagee or ground lessor from and against all actual, reasonable, out of pocket, liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including reasonable attorneys' fees and expenses; which are incurred by them to the extent .caused by of any of the following occurring during the term of this Lease:

(a)	any work performed in or on the Premises by Lessee or its contractors;

(b)	any act or omission (with respect to the Premises, or the use or management thereof, or this Lease) on the part of Lessee or any of its agents, contractors, customers-, servants, employees, licensees, invitees, assignees, sublessees or occupants; or

(c)	any accident, injury or damage to any person or property occurring in or on the Premises.

Notwithstanding anything set forth herein to the contrary, Lessee covenants, acknowledges and agrees to indemnify and hold harmless the Lessor from any reasonable, actual, out-of-pocket, claim, cause of action, loss, reasonable legal fees or expenses threatened or brought against Lessor by any local, state, or federal agency caused by Lessee's default under this Lease in complying with the Permitted Use.

Section 12.02. Lessor shall protect, indemnify and save harmless Lessee from and against all actual, reasonable, out of pocket, liabilities, obligations, damages, penalties, claims, causes of action, costs, .charges and expenses, including all reasonable attorneys' fees and expenses, which are incurred by Lessee during the term of this Lease as a result of any act or omission or willful misconduct on the part of Lessor or any of its agents, contractors, customers, servants, or employees.

Section 12.03. In case any action or proceeding is brought against either party by reason of any such occurrence, the party required to provide indemnification, upon written notice from the party entitled to indemnification, will, at the sole cost and expense of the party required to provide indemnification, resist and defend such action or proceeding or cause the same to be resisted and defended, by counsel designated by the party required to provide indemnification and approved in writing by the party to be defended, which approval shall not be unreasonably withheld.

ARTICLE 13

Mortgages, Assignments and Subleases by Lessee

Section 13.01. Lessee's interest in this Lease may be mortgaged, encumbered, assigned or otherwise transferred, or made the subject of any license or other privilege, by Lessee or by operation of law or otherwise, and the Premises may be sublet, as a whole or in part, provided in each case (i) the Lessee receives written consent of Lessor, which shall not be unreasonably withheld, delayed or conditioned, provided any proposed assignee or sublessee (a) has as its proposed use for the Premises the Permitted Use, and (b) the proposed assignee has financial wherewithal to ensure the successful operation of its business and payment of rent under this Lease, and (ii) the execution and delivery to Lessor by the assignee or transferee of a good and sufficient instrument whereby such assignee or transferee assumes all obligations of Lessee under this Lease thereafter arising (or with respect to a sublease, under such sublease). In connection with any request by Lessee for such consent to assignment, Lessee shall provide Lessor with all relevant information reasonably requested by Lessor concerning the proposed assignee's financial responsibility, credit worthiness and business experience to enable Lessor to make an informed decision. Lessee shall reimburse Lessor promptly for all reasonable out-of-pocket expenses incurred by Lessor including reasonable attorneys' fees in connection with the review of Lessee' request for approval of any assignment or sublease, not to exceed $1,500.00 for any single request. Lessor shall perform all review as relates to any assignment, transfer, or encumbrance within 14 calendar days of the request by the Lessee that includes all of the required diligence information listed herein. Lessor furthermore understands that in the event of any such request, time is of the essence and unreasonable delay could result in substantial financial harm to the Lessee. Lessee shall not offer to make, or enter into negotiations with respect to an assignment, sublease or transfer to: (i) any entity owned by, or under the common control of, whether directly or indirectly, a lessee in the Building; or (ii) any party with whom Lessor is then negotiating with respect to other space in the Building; or.(iii} any party which would be of such type, character, or condition as to be inappropriate as a lessee for the building, provided however that the foregoing clauses (i) and (ii) shall not apply if there is no comparable space in the Building to the space Lessee is seeking to assign, sublease or transfer. It shall not be unreasonable for Lessor to disapprove any proposed assignment, sublet or transfer to any of the foregoing entities.

Subject to Section 13.02, any purported assignment, sublet or transfer under this Article 13 without Lessor's prior written consent shall be void and of no effect. From and after any sublease, the obligations of each such sublessee and of Lessee named as such in this Lease to fulfill all of the obligations of Lessee under this Lease shall be joint and several, except for a sublessee whose obligations shall be limited to those under any sublease. No acceptance of rent by Lessor from or recognition in any way of the occupancy of the Premises by a sublessee or assignee shall be deemed a consent to such sublease or assignment.

Section 13.02. Notwithstanding anything to the contrary in this Lease, provided Lessee is not in default of this Lease beyond any applicable notice and cure period, Lessee shall have the right to assign this Lease or sublet or permit occupancy of any or all of the Premises without Lessor's consent to any subsidiary, third party operation under management contract by the Lessee, parent, or affiliate controlled by, controlling, or under common control with Lessee or any entity resulting from the merger, consolidation, reorganization or sale of substantially all of Lessee's assets; provided, however, that in any such event: (i) use of the Premises shall be for the Permitted Use only; (ii) any assignee shall have the financial wherewithal to satisfy Lessee's remaining responsibilities under this Lease; and (iii) the purpose or result of such assignment shall not be to liquidate or substantially reduce the net worth of Lessee or such assignee.

Section 13.03. Except as provided above, no assignment, transfer of Lessee's interest in this Lease, or sublease of the Premises or any part thereof, and no execution and delivery of any instrument of assumption pursuant to Section 13.01 hereof in connection therewith shall in any way affect or reduce any of the obligations of Lessee under this Lease, but this Lease and all of the obligations of Lessee under this Lease shall continue in full force and effect as the obligations of a principal (and not as the obligations of a guarantor or surety). Each violation of any of the covenants, agreements terms or conditions of this Lease, whether by act or omission, by any of Lessee's permitted encumbrances, employees, transferees, licensees, grantees of a privilege, or sublessees, shall constitute a violation thereof by Lessee.

ARTICLE 14

Default

Section 14.01. In the event that:

(a)	the Lessee shall default in the due and punctual payment of any installment of Base Rent, or any part thereof, when and as the same shall become due and payable and such default shall continue for more than five (5) business days after written notice thereof. Notwithstanding the foregoing, no more frequently than twice per year, the Lessor shall be required to give the Lessee five (5) days written notice on any default in the payment of Base Rent;

(b)	the Lessee shall default in the payment of any Additional Rent payable under this Lease or any part thereof, when and as the same shall become due and payable pursuant to this Lease, and such default shall continue for a period of ten (10) business days after written notice of such default (Lessor being required to give no more than two (2) notices per year in respect of recurring payments only);

(c)	the Lessee shall default in the observance or performance of any of the Lessee's covenants, agreements or obligations hereunder, other than those referred to in the foregoing clauses (a) and (b), and such default shall not be corrected within thirty (30) days after written notice, or if such default is of a nature that it cannot with due diligence be completely remedied within said period of thirty (30) days, such reasonable additional period of time provided- that Lessee commences within such thirty (30) day period to cure same and thereafter diligently and continuously prosecutes to completion all steps necessary to remedy such default;

(d)	the Lessee shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, shall file any petition or answer seeking any reorganization, arrangement, composition, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or shall seek, or consent, or acquiesce in the appointment of any trustee, receiver or liquidator of Lessee or of all or any substantial part of its properties, or of the Premises, or shall make any general assignment for the benefit of creditors-; or

(e)	any court enters an order, judgment or decree approving a petition filed against Lessee seeking any reorganization, arrangement, composition, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, and such order, judgment or decree shall remain unvacated or unstayed for an aggregate of sixty (60) days; or

(f)	the Lessee fails after five (5) Business Days' written notice thereof to maintain a certificate of registration, held now or in the future and whether provisional or final, in good standing with, or in such other status acceptable to, the MDPH, CCC or any successor in regulatory framework for the operation of Lessee's business at the Premises. Provided that, under this section (f), any lapse in registration shall not be considered a Default hereunder so long as there is no accompanying additional Default under (a) through (e) above;

then Lessor shall have the remedies set forth in Article 15.

Section 14.02. If the Lessee shall default in the observance or performance of any condition or covenants on Lessee's part to be observed or performed under or by virtue of any of the provisions- and any Article of this Lease, the Lessor, after any applicable notice to Lessee and opportunity to cure provided elsewhere in this Lease, without being under any obligations to do so and without thereby waiving such default, may remedy such default for the account and at the expense of the Lessee. If the Lessor makes any expenditures or incurs any obligations for the payment of money in connection therewith, including but not limited to reasonable attorneys' fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred, with interest at the rate of four percent (4%) per annum above the prevailing prime rate, shall be paid within thirty (30) days after written demand therefor to the Lessor by the Lessee as Additional Rent.

Section 14.03. No failure to insist upon strict performance of any covenant, agreement, term or condition of this Lease, or to exercise any right or remedy consequent upon breach thereof, and no acceptance of full or partial rent, Base Rent, Additional Rent or any other payment during the continuance of any breach, shall constitute a waiver of any such or of any covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or complied with, and no breach thereof, shall be waived, altered or modified except by written instrument executed by the other party. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

Section 14.04. In the event any payment of Base Rent (or Additional Rent) is not paid within five (5) business days after written notice thereof, then because actual damages for a late payment are extremely difficult to fix or ascertain, but recognizing that damage and injury result therefrom, Lessee agrees to pay as an administrative fee and not as a penalty after the first such late payment in any one year period three percent (3%) of the amount due. (The grace period herein provided is strictly related to the fee for a late payment and shall in no way modify or stay Lessee's obligation to pay rent when it is due, nor shall the same preclude Lessor from pursuing its remedies under this Articles 14 or 15, or as otherwise allowed by law.)

Section 14.05. Each right and remedy provided for in this Lease shall be cumulative and concurrent and shall be in addition to every other right or remedy provided for in this Lease now or hereafter existing in law or in equity or by statute or otherwise and the exercise or beginning of the exercise of any one or more of the rights or remedies provided for in this Lease now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous exercise of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.

Section 14.06. Whenever, under any provision of this Lease, Lessee shall be entitled to receive any payment from Lessor or to exercise any privilege or right under this Lease, Lessor shall not be obligated to make any such payment and Lessee shall not be entitled to exercise any such privilege or right so long as Lessee shall be in monetary default under any of the provisions of this Lease, and until after such default shall have been cured, if cured prior to the expiration or termination of this Lease pursuant to the provisions of Section 14.01 hereof, Lessee shall not be entitled to offset against rent or any other charges payable under this Lease any payments due from Lessor to Lessee or any Mortgagee.

ARTICLE 15

Lessor's Remedies

Section 15.01. Upon the occurrence of an Event of Default set forth above, Lessor shall have any one or more of the following remedies after the occurrence of an Event of Default. These remedies are not exclusive; they are cumulative in addition to any remedies now or later allowed by law, in equity, or otherwise; and may selected between by the Lessor:

Section 15.01.1. Terminate this Lease by giving written notice of termination to Lessee specifying a date not less than ten (30) business days after the giving of such notice on which this Lease shall terminate, in which event Lessee shall surrender the Premises to Lessor. If Lessee fails to so surrender the Premises, then Lessor, without prejudice to any other remedy it has for possession of the Premises or arrearages in rent or other damages, may re-enter and take possess-ion of the Premises- and-expel- or remove Lessee and any other person or entity .occupying the Premises or any part thereof. Notwithstanding the foregoing or anything to the contrary contained in this Lease, in no event shall Lessor take possession, custody or control of any regulated property or assets of Lessee that would require Lessor to be authorized to do so under Chapter 369 of the Acts of 2012 and its implementing regulations, 105 CMR 725.000 et seq., unless Lessor is actually authorized to do so or, in the alternative, so appoints a third party designee or assignee (actually authorized and so confirmed by the Massachusetts Department of Public Health) to enforce such rights-hereunder.

Section 15.01.2. No act by Lessor other than giving notice of termination to Lessee shall terminate this Lease. Acts of maintenance, efforts to relet the Premises, or the appointment of a receiver on Lessor's initiative to protect Lessor's interest under this- Lease shall not constitute a termination of this Lease. On termination of the Lease, Lessor shall have the right to recover from Lessee:

(a)	the worth at the time of the award of the unpaid rent that had been earned at the time of termination of this Lease; and

(b)	as agreed liquidated damages either (i) an amount equal to the Rent and other sums which would have been payable had the Lease not so terminated (subject to off-set for net rents actually received from reletting after subtraction of the expenses of reletting), payable upon the due dates as specified herein as if the Lease had not been terminated, or (ii) the worth at the time of the award of the amount of all unpaid rent for the balance of the then-term of this Lease after the time of termination (excluding the potential Lease term under any unexercised option for the Extension Period) reduced to the extent of the then fair market rental value of the Premises (but never to the point where the amount of rent due Lessor for rent is a negative number), whichever the Lessor shall elect; provided, however, that if option (i) is selected, Lessor shall exercise good faith efforts to mitigate its damages (including without limitation good faith efforts to relet the Premises); and

(c)	any other amount, including, without limitation, reasonable attorneys' fees and court costs, necessary to compensate Lessor for all direct losses and damages proximately caused by Lessee's Event of Default.

The phrase "worth at the time of the award" as used in clause (a) above is to be computed by allowing interest at the rate of four percent (4%) per annum, but not to exceed the then legal rate of interest. The same phrase as used in clause (b) above is to be computed by discounting the _am punt at the discount rate of the Federal Reserve Bank at the time of the award, plus one percent (1%).

The term "rent" as used in this Article 15 means Base Rent.

Section 15.01.3. Lessee is liable for all direct damages suffered by Lessor as a result of the occurrence of an Event of Default. If Lessee fails to pay Lessor in a prompt manner for the damages suffered, Lessor may pursue a monetary recovery from Lessee. Included among the these damages are all expenses incurred by Lessor in repossessing Lessee from the Premises (including, but not limited to, increased insurance premiums resulting from Lessee's vacancy), all expenses incurred by Lessor in reletting the Premises (including, but not limited to, those incurred for advertisements, brokerage fees, repairs, remodeling, and replacements), and all reasonable attorneys' fees incurred by Lessor in enforcing any of Lessor's rights or remedies against Lessee. Notwithstanding anything to the contrary in this Lease, in no event shall Lessee be liable for special, indirect or consequential damages.

Section 15.01.4. Pursuit of any of the foregoing remedies does not constitute an irrevocable election of remedies nor preclude pursuit of any other remedy provided elsewhere in this Lease or by applicable law, and none is exclusive of another unless so-provided-in this Lease or by applicable law. Likewise, forbearance by Lessor to enforce one or more of the remedies available to it on an Event of Default does not constitute a waiver of the Event of Default or of the right to exercise that remedy later prior to such Event of Default being cured or of any rent, damages, or other amounts due to Lessor hereunder.

Section 15.01.5. Whether or not Lessor elects to terminate this Lease or Lessee's right to possession of the Premises on account of any Event of Default by Lessee, Lessor shall have all rights and remedies at 1-aw or in equity, including, but not limited to, the right to re-enter the Premises and, to the maximum extent provided by law, but subject to any sublease recognition agreements otherwise entered into by Lessor with any subtenant, to terminate any and all subleases, licenses, concessions, or other consensual arrangements for possession entered into by Lessee and affecting the Premises.

ARTICLE 16

Quiet Enjoyment

Section 16.01. Lessee, subject to any ground leases, deeds of trust and mortgages to which this Lease is subordinate upon paying the rent and other charges herein provided for and performing and complying with all covenants, agreements, terms and conditions of this Lease on its part to be performed or complied with, shall not be prevented by the Lessor from lawfully and quietly holding, occupying and enjoying the Premises during the term of this Lease, except as specifically provided for by the terms hereof.

ARTICLE 17

Surrender

Section 17.01. Lessee shall, upon any expiration or earlier termination of this Lease, remove all of Lessee's goods and effects from the Premises. Lessee shall peaceably vacate and surrender to the Lessor the Premises and deliver all keys, locks thereto, and other fixtures connected thereto, and all alterations and additions made .to or upon the Premises-, in the same condition as they were at the commencement of the term, or as they were put in during the term hereof, reasonable wear and tear and damage by insured fire or other unavoidable casualty or taking or condemnation by public authority or as a result of Lessor's negligence only excepted. In the event of the Lessee's failure to remove any of Lessee's property from the Premises, To the extent permitted by Law, Lessor is hereby authorized, without liability to Lessee for loss or damage there at, and at the sole risk of Lessee, to remove and store any of the property at Lessee's- expense, or to retain same under Lessor's control or to sell- at public or private sale, after thirty (30) days' notice to Lessee at its address last known to Lessor, any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sum due hereunder, or to destroy such property. If Lessee holds over at the Premises for more than sixty (60) days, Lessee shall be a lessee at sufferance and shall be liable for payment of rent at the rate of one hundred fifty percent (150%) of the Base Rent most recently payable, plus all Additional Rent, and shall be and remain liable to Lessor for all actual out of pocket damage, loss and cost incurred by Lessor, including reasonable attorneys' fees, as a result of such holding over by Lessee. During the holdover period, Lessor reserves the right to increase the holdover rent to not more than two-hundred percent (200%) of the Base Rent most recently payable upon thirty (30) days written notice. This agreement shall not prejudice the Lessor's right to seek recovery of the Premises. All access by Lessor, or any liquidator, receiver, trustee, or other custodian entering the Premises pursuant to this Section 17.01 shall be accomplished pursuant to the Access Protocol set forth in Section 7.08 herein. Lessor understands and agrees that possession, sale or other disposition of marijuana and marijuana-infused products is subject to the Massachusetts Marijuana Law, and nothing herein shall be construed to permit Lessor to possess-, sell or otherwise dispose of Lessor's property that is-marijuana or a marijuana-infused product, or any waste product from the processing thereof.

Section 17.02. No surrender to Lessor of this Lease or of the Premises or any part thereof or of any interest therein by Lessee shall be valid or effective unless required by the provisions of this Lease or unless agreed to and accepted in writing by Lessor. No act on the part of any representative or agent of Lessor, and no act on the part of Lessor other than such a written agreement and acceptance by Lessor, shall constitute or be deemed an acceptance of any such surrender.

ARTICLE 18

Options

Section 18.01. Option to Extend. Provided Lessee shall not be in default beyond all applicable notice and grace periods, Lessee shall have the right, at its election, to extend the .Original Term of this Lease for two (2) additional periods of five (5) years each (each the "Option Term"), commencing upon the expiration of the Original Term or the then-current first Option Term, provided that Lessee shall give Lessor written notice in the manner provided in this Lease of the exercise of its election to so extend at least ninety (90) days prior to the expiration of the Original Term or the then-current first Option Term. The expression the "Original Term" means the period of years referred to in Section 1.02, and the first Option Term means the first five (5) year Option Term. Prior to the exercise by Lessee of said election to extend -the Original Term, the expression "the term of this- Lease" or any equivalent expression shall mean the Original Term; after the exercise by Lessee of the aforesaid election, the expression "the term of this Lease" or any equivalent expression shall mean the Original Term as extended. Except as expressly otherwise provided in this Lease, all the agreements and conditions contained in this Lease shall apply to the additional period to which the Original Term shall be extended as aforesaid. If Lessee shall give written notice as provided in this Lease of the exercise of the election in the manner and within the time provided aforesaid, the term shall be extended upon the giving of the notice without the requirement of any action on the part of the Lessor or written confirmation of receipt by Lessor.

The Base Rent for the duly exercised Option Terms shall be as follows:

Years 11-15:          3% increase over Year 10 Base Rent

Years 16-20:          3% increase over Year 15 Base Rent

For purposes of calculating Base Rent for the exercised Option Term, the Base Rent at Year 11 and 16 upon which the three percent (3%) increase shall be applied shall be the Base Rent as-.increased by the product of(i} the Base Rent on such date and·.(ii}the 2% Annual Escalator. Base Rent and the 2% increase shall be computed annually and applied on a cumulative basis. An example is as follows (not actual numbers):

Base rent end of year 10:         $50sq ft.

Base rent year 11:                     $50 x 1.03= $51.50 sq ft

Base rent from years 12-15: prior year base rent x 1.02

This calculation will also apply to years 16-20

Section 18.02. Option to Lease Dispensary Space.

(a)            Lessee shall have the right, subject to Lessee's delivery of written notice to Lessor on or before January 1, 2021 ("Lessee's Dispensary Space Option Notice"), to lease certain space, consisting of approximately 2,100 rentable square feet of space adjacent to the Phase I Premises (the "Dispensary Space"), as shown by the listing on Exhibit E-1 attached hereto. In the event Lessee exercises such option, the Dispensary Space shall become subject to all the terms and conditions of this Lease. Complete and in compliance with all applicable laws and free of violations which would prevent Lessee from obtaining any required permits, licenses or certificates to be obtained by Lessee under this Lease (such date, the "Dispensary Space Commencement Date"). From and after the Dispensary Space Commencement Date, the "Premises'' shall include the Dispensary Space.

(b)            With respect to the Dispensary Space, "Base Rent" shall mean $21,000 per year, or $1,750 per month.

ARTICLE 19

Federal Law Disclosure, Termination Rights and Indemnification

Section 19.01. Lessor acknowledges that the Lessee's Permitted Use of the Premises is permitted pursuant to the Massachusetts Marijuana Law, but that the Permitted Use is in conflict with the Federal laws pertaining to the same, including the Controlled Substances Act. Lessor and Lessee agree that if Lessor in is actual receipt of a formal written notice of forfeiture, meaning receipt of (i) a summons and notice, (ii) a summons and complaint or (iii) such other form of statutorily required notice, in each case, filed by the United States Attorney's Office, Department .of Justice or such- other governing body, regulator and/or agency with proper jurisdiction, and based solely upon Lessee's use of the Premises for the Permitted Use, then Lessor shall, within three (3) days of Lessor's receipt, provide written notice thereof to Lessee. Lessee shall have the right in its own name or on behalf of Lessor to, at its sole cost and expense, contest any such formal written notice of forfeiture. If Lessee does not inform Lessor in writing within five (5) Business Days after receipt of Lessor's notice that Lessee will contest such formal written notice of forfeiture, Lessor shall have the unilateral right to terminate this Lease upon written notice to the Lessee. Lessee, should Lessor choose not to terminate this Lease as called for in the preceding sentence, shall have an obligation to diligently contest such notice of forfeiture and take all reasonable action to continue its operations at the Premises. In the event that Lessee diligently contests such notice of forfeiture and fails to prevail, or at any time during the term of this Lease Lessee is unable to obtain or renew any licenses, permits, registrations or approvals for the Permitted Use at the Premises and the operations of Lessee's business therein, then it shall have the right to terminate this Lease upon written notice to the Lessor.

Lessee acknowledges and states that Lessor is not a partner of a joint venture with, or in business in any manner with Lessee with respect to the Permitted Use and that their relationship is purely one of landlord/tenant.

ARTICLE 20

Security Deposit

Lessee shall not pay any security deposit. Lessee shall not pay any "last month's rent."

ARTICLE 21

(Intentionally Omitted)

ARTICLE 22

[Intentionally Omitted]

ARTICLE 23

Construction; Lessee's Work; Plans

Section 23.01. Lessee shall have the right to make alterations and perform work to the Premises, the Building and the Property for its initial occupation of the Premises which work shall be performed by Lessee's contractors, consultants, engineers, architects and other service providers. Lessee shall, using Lessee's architect, prepare detailed plans (the "Plans") for the construction of the build-out work to be performed by Lessee ("Lessee's Work"). Lessor and Lessee shall cooperate in good faith to facilitate the completion of the Plans. Lessee shall proceed with completion of Lessee's Work in as timely a manner as is practicable, and shall seek to obtain all of its required plans and approvals and including Lessee's Required Approvals in as timely a fashion as possible. In the event Lessor fails to timely respond to Lessee's request for consent or approval hereunder, Lessor's consent shall be deemed granted with respect to such request. The parties shall continue to-finalize the Plans in accordance therewith until completed (the "Final Plans"). Lessor hereby consents to any changes to the Plans or Final Plans which may be imposed by any applicable laws or as a condition of obtaining any Lessee Required Approvals or any permit for the construction of Lessee's Work by any municipal department having jurisdiction over same or any defect in the preliminary space plan, the Plans or Final Plans (a "Required Change").

(a}	Lessor shall not unreasonably withhold, delay or condition any such approvals.

(b)	Any dispute with respect to the Lessor's Work or the Lessee's Work shall be subject to arbitration in accordance with Section 27.12 of this Lease.

Section 23.02. Alterations and Additions. Lessee shall not make alterations or additions to the Premises except in accordance with Article 8.      Lessee shall provide to Lessor as-built drawings of the alterations or additions requiring Lessor's consent within thirty days after completion thereof. All of Lessee's alterations shall be performed in such a manner as to maintain harmonious labor relations and not to damage the Property or unreasonably interfere with Building construction- or operation. Except for work by Lessor's-general- contractor, Lessee, before its work is started, shall: secure all licenses and permits necessary therefor; deliver to Lessor a statement of the names of all its contractors; and cause each contractor to carry workmen's compensation insurance in statutory amounts covering all the contractor's and subcontractor's employees and comprehensive public liability insurance and property damage insurance with such limits as Lessor may reasonably require (naming Lessor as an additional insured) but in no event less than, with respect to public liability insurance $2,000,000 and with respect to property damage insurance $500,000.(all insurance to be written in companies reasonably approved by Lessor and insuring Lessor and Lessee as well as the contractors), and to deliver to Lessor copies of certificates of all such insurance. Lessee agrees to pay promptly when due the entire cost of any work done on the Premises by Lessee, its agents, employees, or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Property and discharge within thirty (30) days after written notice thereof any such liens which may so attach or provide a bond covering such liens.

Section 23.03. General Provisions Applicable to Construction. All construction work required or permitted by this Lease, whether by Lessor or Lessee, shall be done in a good and workmanlike manner, performed diligently until completion, using first-class materials, and in compliance with all applicable laws and all lawful ordinances, regulations and orders of governmental authority and insurers of the Property. Lessee may inspect the work of Lessor at reasonable times and shall promptly give notice of observed defects.

ARTICLE 24

Proprietary Information

24.01. Project Defined. Lessor acknowledges that it shall be receiving from Lessee information of a non-public nature for use by Lessor and its officers, directors, agents, employees- and representatives·, including financial and legal advisers, architects, contractors- and engineering and other related consultants, successors and assigns of such parties (collectively, "Representatives") in connection with consideration by Lessor of its approval of Lessee's plans and specifications for Lessee's operations in the Premises and with respect to other matters requiring Lessor's consideration or consent pursuant to the terms of this Lease (Lessor's Work, Lessee's Work and alterations and any construction, operation and maintenance thereof, "Lessee's Project").

24.02. Confidential Information Defined. Lessor acknowledges that in the course of its dealings with Lessee relating to Lessee's Project, Lessor may receive or have access to certain information from or about Lessee, including but not limited to technical, financial and business information, methods and models, construction and design plans, layouts, formats, blueprints, design specifications, market projections, software programs, data or any confidential, proprietary or copyrightable information relating to Lessee's Project including information required to be furnished by Lessee to Lessor pursuant to the terms of this Lease (any such information supplied by Lessee to Lessor or its representatives either prior to the execution of this Lease or after the execution of this Lease, collectively, the "Information"). Information shall not include any data or information which before being divulged by Lessor (i) has become generally known to the public through no wrongful act of Lessor; (ii) has been rightfully received by Lessor from a third party without restriction on disclosure and without, to the knowledge of Lessor, a breach of an obligation of confidentiality running directly or indirectly to Lessee; (iii) has been approved for release by a written authorization by Lessee; or (iv) has been disclosed pursuant to applicable law or is required to be disclosed by operation of law.

24.03. Non-Use and Nondisclosure Obligation. Lessor acknowledges that it shall have no right to use and covenants not to use, license, rent, sell, communicate or lease the Information in any form in whole or in part or any derivative thereof to any third party, either directly or indirectly, without the express prior written consent of Lessee. Lessor shall keep the Information confidential and shall not disclose the Information, in whole or in part, to any person or entity other than its Representatives who need to know such Information in connection with Lessor's evaluation thereof or other actions in connection with Lessor's Project in accordance with this Lease (it being agreed and understood that all such Representatives shall be informed by Lessor of the confidential nature of the Information and shall be required by Lessor to agree to treat the Information confidentially consistent with the terms of this Lease).

24.04 Ownership; Return of Designs and Information. Lessor understands and acknowledges that Lessee shall own all intellectual property rights in all designs, specifications, layouts, models, construction, design plans, blueprints, and other design information ("Designs") created as part of Lessee's Project. No license to Lessor, under any trademark, service mark, trade name, trade dress, trade secret, patent, copyright, mask work protection right or any other intellectual property right, is either granted or implied by the conveying of Information to Lessor. Lessor acknowledges that all Designs and Information (including tangible copies and computerized or electronic versions thereof) shall be and will remain the property of Lessee. In addition to its non-use and non-disclosure obligations with respect to Information, Lessor agrees not to use the Designs for any purpose and agrees not to disclose the Designs to others without the prior express written consent of Lessee. Following the expiration or termination of this Lease, all Designs and Information in the possession of Lessor or its Representatives shall promptly be returned to Lessee. Lessor acknowledges and recognizes that any breach of the provisions of this Article 24 could cause Lessee irreparable harm. Accordingly, Lessee shall be entitled to injunctive or any other relief or remedy for any material breach by Lessor of this Article 24.

ARTICLE 25

Notices - Service of Process

Section 25.01. All notices, demands, requests and other instruments which may or are required to be given by either party to the other under this Lease shall be in writing. All notices, demands, requests and other instruments from Lessor to Lessee shall be deemed to have been properly given if sent by United States certified mail, return receipt requested, postage prepaid,.or if sent by prepaid FedEx or other similar overnight delivery service which provides a receipt, addressed to Lessee at 69 Milk St Suite 110 Westborough, MA 01581 prior to the actual Commencement Date, and thereafter at the Premises, with a copy at all times to Prince Lobel PC, One International Pl, Boston, Massachusetts, Attention: John Bradley, Esq., or at such other address or addresses as the Lessee from time to time may have designated by written notice to Lessor. All notices, demands, requests and other instruments from Lessee to Lessor shall be deemed to have been properly given if sent by United States certified mail, return receipt requested, postage prepaid or if sent by prepaid FedEx or other similar overnight delivery service which provides a receipt, addressed to Lessor at the address forth in the opening paragraph of this Lease with a copy at all times to Winokur, Serkey & Rosenberg, P.C., 81 Samoset Street, Plymouth, MA 02360, Attention: Howard Kelman, Esq., or at such other address as Lessor from time to time may have designated by written notice to Lessee. Any notice shall be deemed to be effective upon receipt by, or attempted delivery to, the intended recipient.

ARTICLE 26-

Separability of Provisions

Section 26.01. If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or contrary to applicable law or unenforceable, the remainder of this Lease, and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or contrary to applicable law or unenforceable, as- the case may be, shal1 not be affected thereby, and each term and provision of this Lease shall be legally valid and enforced to the fullest extent permitted by law.

ARTICLE 27

Miscellaneous

Section 27.01. This Lease may not be modified or amended except by written agreement duly executed by the parties hereto.

Section 27.02. This Lease shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

Section 27.03. This Lease may be executed in several counterparts, each of which shall be an original but all of which shall constitute but one and the same instrument.

Section 27.0A. The covenants-and agreements-herein-contained shall, subject to the provisions of this Lease, bind and inure to the benefit of Lessor, his successors and assigns, and Lessee, and Lessee's permitted successors and assigns, and no extension, modification or change in the terms of this Lease effected with any successor, assignee or transferee shall cancel or affect the obligations of the original Lessee hereunder unless agreed to in writing by Lessor. The term "Lessor" as used herein and throughout the Lease shall mean only the owner or owners at the time in question of Lessor's interest in this Lease. Upon any transfer of such interest, from and after the date of such transfer and assumption by such transferee of Lessor's obligations-under this Lease, Lessor herein named (and in case of any subsequent transfers the then transferor), shall be relieved of all liability for the performance or observance of any agreements, conditions- or obligations on the .part of the Lessor contained in this-Lease except for claims-.or defaults in connection with Lessor's obligations and liabilities arising prior to such transfer or monies owed by Lessor to Lessee and which were not assigned to and repayment thereof assumed by such transferee, provided that if any monies are in the hands of Lessor or the then transferor at the time of such transfer, and in which Lessee has an interest, shall be delivered to the transferee, then Lessee shall look only to such transferee for the return thereof.

Section 27.05. This instrument contains the entire and only agreement between the parties, and no oral statements or representations or prior written matter not contained in this instrument shall have any force or effect.

Section 27.06. In the event this Lease or a copy thereof shall be recorded by Lessee, then such recording shall constitute a default by Lessee under Article 14 hereof entitling Lessor or Lessee to immediately terminate this Lease. Upon execution of this Lease, Lessor and Lessee shall execute a document in recordable form containing only such information as- is- necessary to constitute a Notice of Lease. All reasonable costs of preparation and recording such notice shall be borne equally by Lessee and Lessor.

Section 27.07. The submission of this Lease for review or comment shall not constitute an agreement to lease the Premises between Lessor and Lessee until both have signed and delivered copies thereof.

Section 27.08. [Intentionally Omitted]

Section 27.09. [Intentionally Omitted]

Section 27.10. Lessor and Lessee each warrant to the other that it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full power and authority to execute and deliver this Lease, that this- Lease constitutes- the valid and legally binding obligation of such party, enforceable in accordance with its terms, and that the undersigned representatives are duly authorized to execute and deliver this Lease on behalf of such party.

Section 27.11. The parties hereto hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other with respect to any matter whatsoever arising out of or in any way connected ·with this-Lease, or for the enforcement of any remedy under any statute, emergency or otherwise.

Section 27.12. If there shall arise a dispute between the parties concerning any provision of this Lease that is not resolved after good faith efforts between the parties, then either Lessor or Lessee shall have the right to submit such dispute in to be settled and finally determined by arbitration in Plymouth County, Massachusetts, under the Expedited Procedures provisions of the Commercial Arbitration Rules-of the AAA, or any successor organization(an "Expedited Arbitration"); provided, however, that with respect to any such arbitration (currently Rules E-1 through E-10), (a) the list of arbitrators referred to in Rule E-4 shall be returned to the AAA within five (5) days from the date of mailing, (b) the parties shall notify the AAA by telephone, within five (5) days of any objections to the arbitrator appointed and will have no right to object if the arbitrator so appointed was on the list submitted by the AAA and was not objected to in accordance with Rule E-4(c); (c) the notice of hearing referred to in Rule E-7 shall be five (5) days in advance of the hearing, (d) the hearing shall be held within seven (7) business days after the appointment of the arbitrator, (e) the arbitrator shall have no right to award damages beyond the amount of any such expenditure and interest earned thereon, at a rate of two percent (2%) per annum above the Prime Rate of interest as announced by Bank of America, N.A. or any successor institution from time to time (the "Lease Interest Rate"); (f) the decision and-award-of the arbitrator shall be final and conclusive on the parties and (g) judgment may be had on the decision and award of the arbitrator in any court of competent jurisdiction. The non-prevailing party shall be responsible to reimburse the prevailing party in the arbitration for the reasonable attorneys' fees incurred by the prevailing party to the arbitration and for the fees and expenses of the arbitration. The non-prevailing party shall pay any award within thirty (30) days of the decision. If Lessee is the prevailing party in any such arbitration and Lessor fails to pay the amounts awarded by -the arbitrator, and the attorneys' fees and the fees and expenses of the arbitration, Lessee shall be entitled to offset such amounts, plus interest thereon, at the Lease Interest Rate, against Base Rent until Lessee recovers such amounts. This arbitration provision is not applicable to an eviction proceeding for nonpayment of any rent, which may be pursued by Lessor in accordance with applicable law.

Section 27.13. Lessor and Lessee each represent and warrant that they have not directly or indirectly dealt with any broker other than NONE ("Broker") with respect to the leasing of the Premises-. Les-s-or .and-Lessee shall indemnify and-hold harmless-the other from and- against any and all claims for commission, fee or other compensation by any broker, agent, finder or other person other than the Broker who claims to have dealt with the indemnitor in connection with this Lease and for any and all costs incurred by the indemnitee in connection with such claims, including, without limitation, reasonable attorneys' fees and disbursements. Lessor shall pay the Broker its commission pursuant to separate agreement. This provision shall survive the expiration or earlier termination of this Lease.

Section 27.14. The Lessor may proceed against any or all of Lessee, any guarantors and any and all of their heirs, legal representatives, successors and assigns in the event of a default hereunder.

Section 27.15. Limitation of Liability. None of the provisions of this Lease shall cause either party to be liable to the other, or anyone claiming through or on behalf of the other party, for any special, indirect or consequential damages-, including, without limitation, lost profits or revenues. In no event shall any individual partner, officer, shareholder, trustee, beneficiary, director, manager, member or similar party, including, without limitation, a managing agent, if any (collectively, the "Representatives"), be liable, or anyone claiming by through or under Lessor or Lessee for the performance of or by Lessor or Lessee under this Lease or any amendment, modification or agreement with respect to this Lease. Lessee agrees to look solely to Lessor's interest in the Premises and the proceeds thereof in connection with the enforcement of Lessor's obligations in this Lease or for recovery of any judgment from Lessor, it being agreed that Lessor and its Representatives shall never be personally liable for any judgment, or incidental or consequential damages sustained by Lessee from whatever cause.

Section 27.16. Emergency Action. In the event of an emergency, as reasonably determined by Lessor or Lessee, as applicable, in order and to the extent necessary to protect life or property, the party making that determination, where it is not practical to notify the other party, may take action and incur out-of-pocket cost to third parties for matters otherwise the obligation of the other party hereunder and, to the extent the party taking action incurs expense in so acting, which expense, but for such emergency would have been the expense of the other, then the party on behalf of whom such action was-taken and expense incurred will, within forty five (45) days after receipt of documentation of such expenses, reimburse the party which incurred such expense.

Section 27.17. Force Majeure. In the event either party shall be delayed or hindered in or prevented from the performance of any act required under this Lease to be performed by such by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restricted governmental law or .regulations-, riots-, insurrection, war or other reason of alike nature not within the reasonable control ("Force Majeure") of such party, then performance of such act shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The party claiming Force Majeure shall give written notice of the same as soon as reasonably practicable to the other party, and shall use commercially reasonably efforts to minimize the time period of Force Majeure.

Section 27.18. Except as otherwise expressly stated to the contrary, nothing contained in this Lease shall entitle Lessor or Lessee to terminate this Lease as a result of any termination or failure of any condition of any other agreement between Lessor or Lessee and any other party.

Section 27.19. The obligation of the Lessee to pay Rent hereunder is separate and independent of any obligation on the part of the Lessor. The Lessors obligations hereunder is separate and independent of the obligation of the Lessee to pay Rent.

IN WITNESS WHEREOF, the Lessor and Lessee have signed the same under seal as of this 22 day of April, 2020.

LESSOR:	CSS I LLC

By:	/s/ Thomas J. Parenteau
Thomas J. Parenteau, President

LESSEE:	VALIANT ENTERPRISES LLC

By:	/s/ John Brady
John Brady, COO

EXHIBIT "A"

PREMISES

Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). Jushi Holdings Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

EXIDBIT "B"

LESSOR'S WORK

Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). Jushi Holdings Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

EXHIBIT "C"

RENT COMMENCEMENT DATE LETTER

Rent will be paid in twelve (12) equal monthly payments according to the schedule below:

Adjusted per annum base rent of $39.93 per sq ft on the existing 50,000 sq ft will commence on May 1, 2020 ($166,375 per month). Additional utilities and energy costs will be paid on the last day of the month according to the calculations- in Exhibit D.

Rent for additional office space consisting of 9,500 sq ft at $7.05 per sq ft ($13,498 per month) will commence with the premises being vacated by CSS. And turned over to Valiant broom clean

$600,000 annual rent ($50,000 per month) for a new equipment room of approximately 20,000 sq ft will commence at the earlier of January 1, 2021 or upon beginning the installation of the equipment.

EXHIBIT "D"

REQUIRED SERVICE LEVELS

Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). Jushi Holdings Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

EXHIBIT "E"

UTILITY COST ESTIMATION

Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). Jushi Holdings Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.